Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS RECORD QUARTERLY EARNINGS OF $0.56 PER DILUTED SHARE

DRIVEN BY RECORD QUARTERLY REVENUE OF $213 MILLION

- Operating Margin Improves to 25% and Drives 20% Increase in Operating Income to

Quarterly Record $52 Million on 9% Revenue Growth -

- Fiscal 2010 Diluted EPS Rises 18% to $1.88 on 8% Revenue Growth -

- Expects 8% to 11% Revenue Growth to $830-to-$850 Million for Fiscal 2011 with

Operating Margin of 22.5%-to-23.0% that Reflects Accelerated R&D Spending -

- Plans Over $50 Million in Incremental Investment in Organic Growth Initiatives and

Authorizes New $300-Million Stock Repurchase Program -

Waukegan, Ill. - August 3, 2010 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and distribution of games and gaming machines to the global gaming industry, today reported record financial results for its fiscal fourth quarter and year ended June 30, 2010. WMS also initiated fiscal 2011 revenue guidance of $830-to-$850 million, which represents 8%-to-11% growth over fiscal 2010; and fiscal 2011 first quarter revenue guidance of $174-to-$179 million, or 5%-to-8% growth over the year-ago quarter. The Company expects operating margin to increase to 22.5%-to-23.0% for fiscal 2011 and 17.5%-to-18.0% for the fiscal 2011 first quarter, inclusive of an acceleration in annual spending on research and development expense to approximately 15% of annual revenue.

WMS also announced plans to increase investments in internal, organic growth initiatives of more than $50 million and a new $300-million, three-year stock repurchase authorization. Under the new authorization, the Company expects share repurchase activity will exceed prior-year annual levels, depending upon market conditions.

Fiscal 2010 Fourth Quarter Highlights:

•	Total revenues rose 9% to $213.4 million

•	Total product sales revenues grew 10% to $135.1 million as global new unit shipments increased, for the second consecutive quarter, by 2% to 7,076 units

•

Average selling price rose 5% to $15,559 per unit, reflecting strong customer demand for Bluebird®2 and new Bluebird xD™ premium gaming machines, partially offset by increased shipments of lower-priced units to select new markets

•	Product sales gross margin improved 170 basis points to 53.7% driving a 14% increase in product sales gross profit

•

Gaming operations revenue grew 7%, reflecting a 5% increase in average daily revenue to $77.29 per unit and a 4% increase in the average installed participation footprint to 10,359 gaming machines; with the installed base growing to 10,421 units at June 30, 2010

•	Operating margin increased 220 basis points to 24.6% and operating income grew 20% to a quarterly record $52.4 million

•	Net income rose 18% to $33.6 million, or $0.56 per diluted share, compared to $28.4 million, or $0.49 per diluted share, in the comparable prior year period

•	Net cash provided by operating activities in the June 2010 quarter was $51.3 million, a 7% year-over-year increase

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 2

Fiscal 2010 Highlights:

•	Revenues increased 8% to a record $765.1 million, reflecting a product sales/gaming operations revenue mix of 60%/40% compared to 62%/38% in fiscal 2009

•

Total gross profit rose 9% as gross margin increased 50 basis points to 64.0% due to a 130 basis point improvement in product sales gross margin and a greater mix of the higher-margin, recurring revenues from the gaming operations business; for the first time annual gross profit on gaming operations exceeded gross profit on product sales

•	Operating income increased 23%, or $31 million, to a record $167.9 million, and operating margin improved 260 basis points to 21.9%

•	Net income rose 22% to $112.9 million, or $1.88 per diluted share, equal to 15% of revenue

•

Adjusted EBITDA, a non-GAAP financial metric, rose 14%, or $33.9 million, to $283.4 million resulting in an adjusted EBITDA margin of 37.0% compared with 35.3% in fiscal 2009 (see reconciliation to net income schedule at the end of this release)

“Consistent increases in ship share and average selling price, coupled with the growing installed base and higher average revenue-per-day in our gaming operations business led to record revenue and earnings for the fourth quarter and full fiscal year,” said Brian R. Gamache, Chairman and Chief Executive Officer. “WMS’ fiscal 2010 fourth quarter operating performance including record top- and bottom-line results, improved margins, and growth in other key performance metrics were achieved despite a still-sluggish replacement market and lower spend-per-visit by casino patrons in many markets. For fiscal 2010, WMS achieved financial results consistent with our original expectations, with record revenue and earnings in each fiscal quarter highlighting the value of our focus on creating unique, first-to-market entertainment experiences, as well as our initial success in new markets. WMS’ continued revenue growth and operating effectiveness are also driving higher operating margin and net income, even as we remain committed to investing in operating initiatives to drive future growth in earnings and long-term stockholder value. Reflecting our expectations for continued growth, we are initiating fiscal 2011 annual revenue guidance of $830-to-$850 million that anticipates 8%-to-11% growth over fiscal 2010, a modest acceleration over the revenue growth rate achieved the last two years.”

Plans Over $50 Million of Investments in Organic Growth Initiatives and Authorizes New $300-Million Stock Repurchase Program

Reflecting confidence in expectations for sustained growth in revenue, profitability and cash flow, WMS plans to deploy over $50 million in fiscal 2011 to expand organic growth opportunities, including:

•

An approximate 20% year-over-year increase in research and development spending to broaden and extend WMS’ innovation leadership in the gaming industry. Reflecting this initiative, fiscal 2011 R&D spending is expected to rise 100-to-125 basis points over fiscal 2010 spending to approximately 15% of annual revenues. The planned $9-to-$11 million of incremental spending above the Company’s normal R&D spending growth, or equivalent to about $0.10-to-$0.12 per diluted share, is expected to enhance WMS’ positioning to participate in expected new revenue and market opportunities in the coming years.

•

An incremental year-over-year increase of approximately $40 million in gaming operations equipment to support what the Company expects will be a leased VLT market in Italy, an expansion of operating lease arrangements with customers globally, and the conversion of a portion of the existing installed participation base from Bluebird to Bluebird2 gaming machines.

In addition, WMS’ Board of Directors replaced the Company’s existing share repurchase program with a new $300-million, 3-year share repurchase authorization that expires August 3, 2013. The Company will maintain its opportunistic approach to repurchases, but based on expectations for ongoing strong cash flow, WMS anticipates higher repurchase activity in fiscal 2011 relative to fiscal 2010, depending upon market conditions. At present market prices, the authorization represents approximately 13% of WMS’ 58.8 million

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 3

common shares outstanding. The Company also announced that holders of the remaining $9.9 million of convertible notes converted their notes into common stock prior to June 30, 2010, resulting in no outstanding debt at June 30, 2010.

“WMS remains well positioned in the industry to allocate capital to initiatives that return value to stockholders through R&D and other growth initiatives fully funded by our cash on hand and the ongoing strong cash flow from operations,” noted Gamache. “We have a solid, debt-free balance sheet that continues to be further strengthened by the consistency of our operating results. Our ability to drive both near- and long-term growth through internal investment and simultaneously return value to stockholders is a strong testament to the blueprint for our success that has yielded a range of competitive advantages that generate consistently higher revenues, net income and cash flow. With industry growth potential on the horizon, we believe that now is the opportune time for us to reinvest in the Company.”

Fiscal Fourth Quarter and 2010 Financial Review

The following table summarizes key components related to revenue generation for the three and twelve months ended June 30, 2010 and 2009 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Product Sales Revenues:
New unit sales revenues	$110.1	$103.5	$387.6	$375.1
Other product sales revenues	25.0	18.8	73.3	63.4

Total product sales revenues	$135.1	$122.3	$460.9	$438.5

New units sold	7,076	6,965	24,944	26,406
Average sales price per new unit	$15,559	$14,849	$15,540	$14,203

Gross profit on product sales revenues (1)	$72.6	$63.6	$243.5	$225.7
Gross margin on product sales revenues (1)	53.7%	52.0%	52.8%	51.5%
Gaming Operations Revenues:
Participation revenues	$72.8	$67.2	$287.6	$246.7
Other gaming operations revenues	5.5	6.3	16.6	21.2

Total gaming operations revenues	$78.3	$73.5	$304.2	$267.9

WAP gaming machine units at period end	3,510	2,523	3,510	2,523
LAP gaming machine units at period end	2,330	2,386	2,330	2,386
Stand-alone gaming machine units at period end	4,581	5,441	4,581	5,441

Total installed participation base units at period end	10,421	10,350	10,421	10,350

Average installed participation base units	10,359	10,003	10,298	9,666
Average revenue per day per participation machine unit	$77.29	$73.84	$76.53	$69.93

Installed casino-owned daily fee game units at period end	416	507	416	507
Average casino-owned daily fee game unit installed base	431	645	430	763

Gross profit on gaming operations revenues (1)	$63.5	$62.8	$245.9	$223.2
Gross margin on gaming operations revenues (1)	81.1%	85.4%	80.8%	83.3%
Total revenues	$213.4	$195.8	$765.1	$706.4

Total gross profit (1)	$136.1	$126.4	$489.4	$448.9

Total gross margin (1)	63.8%	64.6%	64.0%	63.5%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 4

Total product sales revenues for the June 2010 quarter rose 10% to $135.1 million compared with the year-ago quarter. Global new unit shipments increased 2% year-over-year, the second consecutive quarter that new unit shipments increased over the prior year. New unit shipments in the U.S. and Canada in the June 2010 quarter totaled 4,325 units as shipments to new casino openings and expansions increased approximately 400 units year over year, while replacement market shipments in the U.S. and Canada were approximately 3,000 units compared to approximately 3,700 units in the year-ago period. International product shipments grew 17% to 2,751 units and represented 39% of total global shipments compared with 34% in the year ago period. Growth in Mexico and New South Wales, Australia, along with modest growth in Asia and Latin America, more than offset lower shipments to Europe, which continues to be impacted by the challenging economic environment.

The average sales price for new units increased 5% over the prior-year period to $15,559, largely reflecting a greater year-over-year mix of networked ready, premium-featured Bluebird2 units and the launch in late June of the new Bluebird xD category-creating gaming machine, partially offset by growth of lower-priced units in new markets. Bluebird2 and Bluebird xD units represented 88% of total global new unit sales in the June 2010 quarter compared to 89% in the March 2010 quarter and 62% in the June 2009 quarter. Mechanical reel products were 23% of global new unit shipments in the June 2010 quarter.

Other product sales revenues rose $6.2 million over the year-ago period, primarily driven by higher revenues from game conversion kit sales, parts and other higher-margin items, while revenues from used gaming machine sales were down slightly year over year. Our portfolio of high-earning game content led to the sale of approximately 2,400 game conversion kits in the June 2010 quarter compared to 2,000 conversion kits sold a year ago, along with a meaningful increase in hardware conversion revenues. Approximately 2,600 used gaming machines were sold in the June 2010 quarter at lower prices, reflecting a greater year-over-year impact from lower-value competitors’ trade-in units, compared with approximately 2,000 used units in the prior-year quarter.

Gaming operations revenues grew 7% to $78.3 million in the June 2010 quarter compared with $73.5 million in the year-ago period, reflecting a 4% increase in the average installed base to 10,359 participation units and a 5% increase in average daily revenue to $77.29. The number of installed wide-area progressive (WAP) games increased 264 units on a quarterly sequential basis to 3,510 units and represented 34% of the total installed base at June 30, 2010 compared to 32% at March 31, 2010 and 24% at June 30, 2009. The increase in the WAP footprint reflects the ongoing appeal of our high-performing games as well as the benefit from the roll out of the new THE PRICE IS RIGHT® and THE WIZARD OF OZ™-Ruby Slippers™ games.

Total gross profit, excluding depreciation and distribution expense as used herein, increased 8% to $136.1 million for the June 2010 quarter from $126.4 million a year-ago. Total gross margin was 63.8% compared with 64.6% in the year ago period, as an improvement in product sales margin was partially offset by the expected decline in gaming operations gross margin. Product sales gross margin increased 170 basis points to 53.7% in the June 2010 quarter compared with 52.0% in the year-ago period, reflecting success with ongoing continuous improvement efforts, including supply chain enhancements and lower year-over-year inventory obsolescence charges, partially offset by slightly lower initial margins on new products and new unit sales to new markets. Gaming operations gross margin was 81.1% in the June 2010 quarter compared with 85.4% a year ago, primarily reflecting the year-over-year impact from the higher mix of lower-margin WAP units in the installed base, the impact of lower high-margin royalty revenues, along with more favorable jackpot expense experience in the prior year.

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 5

The following table summarizes key components related to operating expenses and operating income for the three and twelve months ended June 30, 2010 and 2009 ($ in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Operating Expenses
Research and development	$26.8	$25.7	$105.9	$98.4
As a percentage of revenues	12.6%	13.1%	13.8%	13.9%
Selling and administrative	40.6	39.9	148.4	145.5
As a percentage of revenues	19.0%	20.4%	19.4%	20.6%
Depreciation	16.3	17.0	67.2	68.4
As a percentage of revenues	7.6%	8.7%	8.8%	9.7%

Total operating expenses	$83.7	$82.6	$321.5	$312.3

Operating expenses as a percentage of revenues	39.2%	42.2%	42.0%	44.2%

Operating income	$52.4	$43.8	$167.9	$136.6

Operating margin	24.6%	22.4%	21.9%	19.3%

Research and development expenses in the June 2010 quarter were $26.8 million reflecting a $1.1 million year-over-year increase and were 12.6% of total revenues. As expected, higher R&D expenses reflect the expansion of new product development activities to address favorable customer interest in new products, the Company’s commitment to develop innovative new technologies and unique entertainment gaming experiences and the Company’s strategic focus on expanding its portfolio of differentiated products to garner further market share increases.

Selling and administrative expenses in the June 2010 quarter rose $0.7 million from the prior-year period to $40.6 million, primarily reflecting higher payroll-related and other costs due to WMS’ ongoing global growth, including its entry into Class II markets, partially offset by lower bad debt expense. Selling and administrative expenses declined to 19.0% of total revenues from 20.4% a year ago, reflecting growing revenues and the benefit from effective cost management and business process improvement initiatives.

Depreciation expense of $16.3 million in the June 2010 quarter declined slightly from the year-ago quarter, even as the average number of participation gaming machines increased 4%. Our disciplined use of capital in the gaming operations business – related to the paced rollout of new participation games and increased longevity of gaming machine placements – continues to improve our capital efficiency which, when coupled with a greater number of gaming machines that have been depreciated to their residual value, is resulting in lower depreciation expense relative to revenues.

The effective tax rate for the June 2010 quarter was 37% compared to 36% for the June 2009 quarter, representing the impact of higher pre-tax income and the expiration of the Research & Development Tax Credit legislation effective December 31, 2009.

For the quarter ended June 30, 2010, net income rose to $33.6 million, or $0.56 per diluted share, on total revenue growth of 9% to $213.4 million.

Cash flow provided by operating activities for the June 2010 quarter was $51.3 million, a 7% improvement from $48.0 million in the June 2009 quarter. Cash flow provided by operating activities for the year ended June 30, 2010 was $130.3 million compared with $179.2 million in the prior year. The annual results reflect a year-over-year increase in net income, amortization and share-based compensation offset by lower depreciation, other non-cash items, greater tax benefit from exercise of stock options and the change in operating assets and liabilities, primarily related to increases in total accounts receivable, inventory and other current and non-current assets and liabilities being greater than increases in current liabilities. Inventory of $57.8 million at June 30, 2010 reflect an advance

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 6

purchase during the first six months of fiscal 2010 of computer chips used in substantially all of our gaming machines. Inventory was essentially flat from the prior quarter, even as total revenues increased by $15.9 million. The year-over-year increase in total accounts and notes receivable primarily reflects the increase in total revenues, a greater percentage of shipments occurring in the last month of the quarter and the higher amount of extended-payment term financing provided to select customers during the last twelve months. Customer demand for extended-payment term financing rose slightly during the quarter, as long-term notes receivable, net were $51.7 million at June 30, 2010 compared with $39.2 million at March 31, 2010 and $38.3 million at June 30, 2009.

Net cash used in investing activities for the year ended June 30, 2010 decreased year-over-year due to a decline in capital deployed for additions to gaming operations equipment and a decline in cash used for the purchase of intangible and other assets, partially offset by a slight increase in capital expenditures for property, plant and equipment. Net cash provided by financing activities increased by $39.5 million due to higher stock option exercises, primarily in the September 2009 quarter, partially offset by modestly higher share repurchase activity compared with Fiscal 2009.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), for the June 2010 quarter rose 13% to $81.2 million compared with $71.7 million in the prior-year period and increased $33.9 million for fiscal 2010, or 14%, over the prior-year. The adjusted EBITDA margin for the June 2010 quarter of 38.1% increased from 36.6% in the year-ago period. The fiscal 2009 twelve-month period included a $5 million benefit from the settlement of trademark litigation.

Total cash, cash equivalents and restricted cash increased to $184.6 million at June 30, 2010 compared with $154.7 million at June 30, 2009 and $161.4 million at March 31, 2010.

Share Repurchase Program Update and Expansion

WMS repurchased 118,800 shares, or $5 million, of its common stock in the June 2010 quarter at an average price of $42.04. During fiscal 2010, the Company repurchased $45 million of its stock, or approximately 1.1 million shares at an average price of $39.61.

WMS’ Board of Directors has approved a new 3-year share repurchase authorization pursuant to which the Company may purchase up to $300 million of its common shares in open market or privately negotiated transactions through August 2, 2013 in accordance with Company and regulatory policies, and applicable securities laws. The actual number of shares to be purchased will depend upon market conditions. All shares purchased will be held in the Company’s treasury for possible future use. As of June 30, 2010, WMS had approximately 58.8 million shares issued and outstanding, net of 0.9 million shares held in the Company’s treasury. In conjunction with this new repurchase program, the previous share repurchase program was terminated.

Fiscal 2011 Financial Outlook

WMS today initiated guidance for fiscal 2011 revenues of $830-to-$850 million, which represents growth of 8%-to-11% over fiscal 2010 results. The anticipated year-over-year increase reflects the Company’s expectation for: 1) ongoing global ship share gains that reflect the strength of WMS’ pipeline of innovative new products and platforms; 2) higher average selling prices; 3) sales in new jurisdictions, such as Maryland and the Illinois VLT opportunity; 4) further penetration in the markets entered in fiscal 2010 (including Mexico, New South Wales, Australia, and central determinant/Class II); 5) continued growth in the gaming operations business (including the VLT leased-unit opportunity in Italy and the expansion of operating lease arrangements with customers globally); 6) initial revenues from the launch of networked gaming and online gaming; 7) a modest increase in new unit demand in the second half of the fiscal year as the replacement cycle for new units is expected to improve modestly in calendar 2011, and 8) the still challenging global economic environment.

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 7

Product sales gross margin in fiscal 2011 is expected to range from 52%-to-55%, while gaming operations gross margin is expected to remain within a 79%-to-81% range, reflecting a higher percentage of WAP units in the participation installed base.

WMS expects its operating margin in fiscal 2011 to benefit from operating leverage on the higher expected revenues and ongoing progress from continuous improvement initiatives partially offset by an accelerated increase in spending on research and development. Operating margin in fiscal 2011 is expected to improve to 22.5%-to-23.0%, even with the above noted increased spending on high-return organic growth opportunities through internal R&D initiatives. The Company expects to invest an incremental $9-to-$11 million above its typical increase in R&D expenses for new product development initiatives to maintain WMS’ position at the forefront of industry innovation. A combination of these new organic growth projects and the continued ramp-up of existing growth initiatives, including the development of a broad player base for the United Kingdom online gaming business, are expected to result in R&D expenses totaling approximately 15% of total annual revenues compared to 13.8% of total revenues in fiscal 2010.

WMS’ FY 2011 guidance is summarized in the following table:

	FY 2011 Guidance	FY 2010 Actual	FY 2011 Guidance vs. FY 2010 Actual

Total Revenues	$830-to-$850 million	$765 million	8% to 11%

New Unit Shipments	25,800 to 26,600	24,944	3% to 7%

Average Sales Price per Unit	$15,700 to $16,100	$15,540	1% to 4%

Average Installed Participation Base	10,700 to 10,900	10,298	4% to 6%

Revenue per Day per Participation Machine	$77.00 to $79.00	$76.53	1% to 3%

Operating Margin	22.5% to 23.0%	21.9%	60 to 110 bps

The attached supplemental schedule documents revenue, operating margin and diluted earnings per share progression by quarter for each of the last three years. WMS expects quarterly revenues in fiscal 2011 to reflect a seasonal trend consistent with the last three fiscal years. Total revenues in the fiscal 2011 first quarter are expected to grow 5%-to-8% over the prior year period to a range of $174 million-to-$179 million with an expected operating margin of 17.5%-to-18.0%, and revenues are expected to be approximately 20%-to-22% of the annual revenue guidance. Consistent with the last three years, quarterly revenues and operating margin are anticipated to increase in each subsequent quarter with the highest revenues and operating margin being generated in the June 2011 quarter.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

Gamache commented, “With WMS’ sector-leading operating performance and our proven ability to drive profitable growth through continuous reinvestment in high-return, organic initiatives, we entered fiscal 2011 with a robust growth profile. Our recently commercialized Bluebird xD cross-over gaming machine is stimulating replacement demand as it addresses an underserved segment of casino floors. Additionally, our fiscal 2011 guidance reflects an expectation that customers’ capital budgets will likely increase modestly in calendar 2011, similar to the growth experienced in calendar 2010 over calendar 2009. This improvement in demand will be bolstered by WMS’ solid pipeline of new for-sale and participation game titles scheduled for introduction throughout fiscal 2011 that form the basis for our expectation of ongoing ship share gains in replacement sales and in new casino and expansion opportunities, along with projected continued growth in gaming operations. Growth in gaming operations is expected to reflect the

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 8

recent launch of THE LORD OF THE RINGS™ “epic gaming” experience on WMS’ unique Adaptive Gaming® platform and the recent introduction of WMS’ latest Community Gaming® game MONOPOLY™ Bigger Event Big Money Spin™, which celebrates the Big Event® excitement with the industry’s first “collaborative gaming” experience across a super-wide 104-inch high-definition screen display as players work together in the bonus round.

“Our anticipated fiscal 2011 growth also reflects the benefit of further success in those markets we entered in fiscal 2010; our expected VLT shipments to Maryland and Illinois and a modest expectation for initial VLT placements with concessionaires in Italy; along with the commercialization of our proprietary WAGE-NET® networked-enabled applications and the start-up of our online gaming business in the UK.”

Gamache concluded, “WMS’ excellent long-term growth prospects reflect our vision and our ability to execute on our product road map to create innovative and differentiated new products that drive ship share growth in existing markets, while also providing the necessary range of offerings to profitably enter new markets and distribution channels that create entirely new revenue channels. WMS enjoyed a highly successful fiscal 2010 and entered fiscal 2011 poised for continued growth based on the innovation, passion, integrity and consistency of execution of our highly talented global team. We believe our dedication to consistently improve operating execution, pursue attractive high-return organic growth opportunities and maintain capital discipline by prudently allocating capital will result in continued profitable, global growth that will enhance long-term shareholder value.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Tuesday, August 3, 2010. The conference call numbers are 212/231-2911 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

MONOPOLY is a trademark of Hasbro. Used with permission. ©2010 Hasbro. All rights reserved.

THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle Earth Enterprises under license to New Line Productions, Inc.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. ©2010 FremantleMedia North America. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (10)

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2011 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 9

results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (7) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (8) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (9) a software anomaly or fraudulent manipulation of our gaming machines and software; (10) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (11) an infringement claim seeking to restrict our use of material technologies; and (12) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2009 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Twelve Months Ended June 30, 2010 and 2009

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Product sales	$135.1	$122.3	$460.9	$438.5
Gaming operations	78.3	73.5	304.2	267.9

Total revenues	213.4	195.8	765.1	706.4

COSTS AND EXPENSES:
Cost of product sales (1)	62.5	58.7	217.4	212.8
Cost of gaming operations (1)	14.8	10.7	58.3	44.7
Research and development	26.8	25.7	105.9	98.4
Selling and administrative	40.6	39.9	148.4	145.5
Depreciation (1)	16.3	17.0	67.2	68.4

Total costs and expenses	161.0	152.0	597.2	569.8

OPERATING INCOME	52.4	43.8	167.9	136.6

Interest expense	(0.3)	(0.9)	(3.2)	(4.0)
Interest income and other income and expense, net	1.6	1.3	5.8	7.8

Income before income taxes	53.7	44.2	170.5	140.4
Provision for income taxes	20.1	15.8	57.6	48.2

NET INCOME	$33.6	$28.4	$112.9	$92.2

Earnings per share:
Basic	$0.58	$0.58	$2.02	$1.87

Diluted	$0.56	$0.49	$1.88	$1.59

Weighted-average common shares:
Basic common stock outstanding	57.9	48.8	56.0	49.2

Diluted common stock and common stock equivalents	60.3	59.0	60.4	59.1

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.2	$1.1	$4.4	$4.1
Cost of gaming operations	$10.2	$12.4	$44.0	$51.9

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2010 and 2009

(in millions of U.S. dollars and millions of shares)

	June 30, 2010	June 30, 2009
ASSETS

CURRENT ASSETS:	(unaudited)
Cash and cash equivalents	$166.7	$135.7
Restricted cash and cash equivalents	17.9	19.0

Total cash, cash equivalents and restricted cash	184.6	154.7

Accounts and notes receivable, net of allowances of $3.1 and $4.0, respectively	274.5	214.2
Inventories	57.8	43.1
Other current assets	38.1	38.0

Total current assets	555.0	450.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $247.2 and $211.3, respectively	64.7	68.0
Property, plant and equipment, net of accumulated depreciation of $95.4 and $73.9, respectively	189.8	158.8
Intangible assets, net	99.1	99.3
Deferred income tax assets	33.4	31.2
Other assets, net	65.0	48.7

Total non-current assets	452.0	406.0

TOTAL ASSETS	$1,007.0	$856.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$63.4	$50.4
Accrued compensation and related benefits	25.1	27.9
Other accrued liabilities	52.3	37.4

Total current liabilities	140.8	115.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	20.1	17.8
Other non-current liabilities	12.2	16.1
Long-term debt	—	115.0

Total non-current liabilities	32.3	148.9

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 and 100.0 shares authorized, and 59.7 and 51.0 shares issued, respectively)	29.8	25.5
Additional paid-in capital	435.5	311.9
Treasury stock, at cost (0.9 and 1.8 shares, respectively)	(34.3)	(45.4)
Retained earnings	409.0	296.1
Accumulated other comprehensive income	(6.1)	3.3

Total stockholders’ equity	833.9	591.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,007.0	$856.0

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 12

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended June 30, 2010 and 2009

(in millions of U.S. dollars)

(unaudited)

	Twelve Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$112.9	$92.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	67.2	68.4
Amortization of intangible and other assets	22.2	18.7
Share-based compensation	20.3	18.0
Other non-cash items	2.4	20.4
Deferred income taxes	(6.6)	6.6
Tax benefit from exercise of stock options	(20.1)	(2.8)
Change in operating assets and liabilities	(68.0)	(42.3)

Net cash provided by operating activities	130.3	179.2

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(56.8)	(53.3)
Additions to gaming operations equipment	(43.5)	(47.0)
Payments to acquire or license intangible and other assets	(8.3)	(13.5)

Net cash used in investing activities	(108.6)	(113.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	37.2	7.9
Tax benefit from exercise of stock options	20.1	2.8
Purchase of treasury stock	(45.0)	(40.5)
Proceeds from borrowings under revolving credit facility	—	50.0
Repayments of borrowings under revolving credit facility	—	(50.0)
Debt issuance costs	(1.7)	—
Other	(0.9)	—

Net cash provided by (used in) financing activities	9.7	(29.8)

Effect of Exchange Rates on Cash and Cash Equivalents	(0.4)	(0.7)

INCREASE IN CASH AND CASH EQUIVALENTS	31.0	34.9

CASH AND CASH EQUIVALENTS, beginning of year	135.7	100.8

CASH AND CASH EQUIVALENTS, end of year	$166.7	$135.7

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 13

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Net income	$33.6	$28.4	$112.9	$92.2
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	0.5	0.5	1.9

Diluted earnings (numerator)	$33.6	$28.9	$113.4	$94.1

Basic weighted average common shares outstanding	57.9	48.8	56.0	49.2
Dilutive effect of stock options	1.2	1.1	1.2	1.0
Dilutive effect of restricted common stock and warrants	0.5	0.4	0.5	0.2
Dilutive effect of convertible subordinated notes	0.7	8.7	2.7	8.7

Diluted weighted average common stock and common stock equivalents (denominator)	60.3	59.0	60.4	59.1

Basic earnings per share of common stock	$0.58	$0.58	$2.02	$1.87

Diluted earnings per share of common stock and common stock equivalents	$0.56	$0.49	$1.88	$1.59

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Net income	$33.6	$28.4	$112.9	$92.2

Net income	$33.6	$28.4	$112.9	$92.2
Provision for income taxes	20.1	15.8	57.6	48.2
Interest expense	0.3	0.9	3.2	4.0
Depreciation	16.3	17.0	67.2	68.4
Amortization of intangible and other assets	5.5	4.3	22.2	18.7
Share-based compensation	5.4	5.3	20.3	18.0

Adjusted EBITDA	$81.2	$71.7	$283.4	$249.5

Adjusted EBITDA margin	38.1%	36.6%	37.0%	35.3%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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WMS Reports Fiscal Fourth Quarter Results, 8/3/2010	page 14

WMS INDUSTRIES INC.

Supplemental Data – Historical Quarterly Revenues, Operating Margin and Diluted Earnings per Share

(in millions of U.S. dollars and as % of annual revenues and annual diluted earnings per share)

(unaudited)

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2010 Revenues	$165.3	$188.9	$197.5	$213.4
As a percentage of annual revenues	22%	25%	26%	28%
Fiscal 2009 Revenues	$151.4	$178.4	$180.8	$195.8
As a percentage of annual revenues	21%	25%	26%	28%
Fiscal 2008 Revenues	$132.5	$159.2	$172.8	$185.6
As a percentage of annual revenues	20%	24%	27%	29%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2010 Operating Margin	19.1%	20.9%	22.5%	24.6%
Fiscal 2009 Operating Margin	16.1%	17.0%	21.1%	22.4%
Fiscal 2008 Operating Margin	12.7%	15.1%	17.1%	18.3%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2010 Diluted EPS (1) (2)	$0.34	$0.44	$0.55	$0.56
As a percentage of annual Diluted EPS	18%	23%	29%	30%
Fiscal 2009 Diluted EPS (3)	$0.27	$0.41	$0.43	$0.49
As a percentage of annual Diluted EPS	17%	26%	27%	31%
Fiscal 2008 Diluted EPS (4)	$0.19	$0.27	$0.32	$0.36
As a percentage of annual Diluted EPS	17%	24%	28%	31%

	(percentages may not total exactly 100% due to rounding)

(1)	The March 2010 quarter had several discrete income tax items, which netted out to a lower effective income tax rate that increased diluted earnings per share by $0.06; primarily the completion of Federal income tax return audits by the Internal Revenue Service for fiscal 2004 through fiscal 2007 that resulted in a reduction of our liability for uncertain tax positions by $4.6 million, or a $0.07 per diluted share benefit, partially offset by the expiration of the R&D tax credit legislation effective as of December 31, 2009, which had the impact of reducing diluted earnings per share by $0.01.
(2)	The September 2009 quarter includes a $0.02 per diluted share impact for interest expense and an inducement payment related to the early conversion by holders of $79.4 million principal amount WMS’ 2.75% Convertible Notes to common stock.
(3)	The December 2008 quarter includes a $3.1 million after-tax gain, or $0.05 per diluted share, related to a cash settlement of trademark litigation; as well as a $1.4 million, or $0.02 per diluted share, benefit related to the period of January 1, 2008 through September 30, 2008 due to the retroactive reinstatement of the research and development tax credit legislation.
(4)	The June 2008 quarter includes a $2.3 million after-tax, or $0.04 per diluted share, impact to write down to net realizable value a licensed technology.

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